Exhibit 99.1
Martin Midstream Partners L.P. Announces Pricing of Public Offering
     KILGORE, Texas, May 15, 2007 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (NASDAQ: MMLP) announced today that it has priced a public offering of 1,200,000 of its common units at $42.25 per unit, before an underwriting discount of $1.527 per unit. The closing of the offering is expected to occur on May 18, 2007, subject to satisfaction of customary closing conditions. Estimated net proceeds from the offering of $49.8 million, plus up to an additional $7.5 million if the underwriter exercises its over-allotment option in full, will be used by MMLP to repay a portion of the outstanding indebtedness incurred under its revolving loan facility to fund both $50.0 million in recent acquisitions and $72.3 million in recent expansion capital expenditures. This net proceeds amount includes a capital contribution from MMLP's general partner of approximately $1.0 million to maintain its 2% general partner interest in MMLP. A.G. Edwards & Sons, Inc. has served as the sole underwriter for the offering. MMLP has granted the underwriter a 30 day option to purchase up to an additional 180,000 common units in order to cover any over-allotments in connection with the offering.
     A copy of the prospectus supplement and related base prospectus for the offering may be obtained from A.G. Edwards & Sons, Inc., One North Jefferson, St. Louis, Missouri 63103, Telephone 800-278-5373.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only by means of a prospectus and related prospectus supplement.
About Martin Midstream Partners
     Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Company’s primary business lines include: terminalling and storage services for petroleum products and by-products; natural gas services; marine transportation services for petroleum products and by-products; sulfur gathering, processing and distribution; and fertilizer manufacturing and distribution.
     Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.
Forward-Looking Statements
     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in MMLP’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.